Exhibit (a)(5)

May 27, 2026

BANCO SANTANDER, S.A. ANNOUNCES A TENDER OFFER FOR ONE SERIES OF ITS U.S. DOLLAR-DENOMINATED ADDITIONAL TIER 1 SECURITIES

Banco Santander, S.A. (the “Offeror” or “Banco Santander”) is today announcing that it is commencing a tender offer (the “Offer”) to purchase for cash up to $850,000,000 (the “Maximum Offer Amount”) of one series of its outstanding U.S. dollar-denominated Additional Tier 1 Securities.

The Offer

The Offer is being made on the terms and subject to the conditions set out in the Offer to Purchase dated May 27, 2026 (the “Offer to Purchase”). Capitalized terms not otherwise defined in this announcement have the same meaning as in the Offer to Purchase.

The Offer consists of an offer to purchase for cash up to the Maximum Offer Amount of the outstanding 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities of Banco Santander (the “Securities”).

Rationale of the Offer

The rationale for the Offer is to efficiently manage Banco Santander’s Tier 1 capital position and optimize the liquidity and debt maturity profile of Banco Santander. Securities purchased by Banco Santander pursuant to the Offer will be cancelled and will not be re-issued or re-sold. Securities which have not been validly submitted and accepted for purchase pursuant to the Offer will remain outstanding.

The table below sets forth certain information relating to the Offer:

Securities	CUSIP / ISIN	First Optional Redemption Date	Principal amount Outstanding	Purchase Price(1)	Tender Consideration(2)	Maximum Offer Amount(3)
4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities	CUSIP No. 05971K AH2 / ISIN: US05971KAH23	November 12, 2026	$1,000,000,000	100.1%	$1,001 per $1,000 of nominal amount tendered, provided that Securities may only be tendered in multiples of $200,000	$850,000,000

(1)

The Purchase Price shall be 100.1% of the nominal amount of the Securities accepted for purchase pursuant to the Offer. Securities may only be tendered in multiples of $200,000, being the liquidation preference of the Securities.

(2)

The Tender Consideration payable on the Settlement Date to a holder whose Securities are validly tendered and accepted for purchase by the Offeror pursuant to the Offer will be an amount per $1,000 of nominal amount of such tendered securities in U.S. dollars equal to the product of (x) the Purchase Price and (y) the nominal amount of such Securities. In addition to the Tender Consideration, holders whose Securities are validly tendered and accepted for purchase will receive the Distribution Payment, if any, in respect of such Securities. With respect to any Securities validly tendered and accepted for purchase by the Offeror pursuant to the Offer, the “Distribution Payment” is an amount in cash (rounded to the nearest $0.01, with $0.005 being rounded upwards) equal to the Distribution on such Securities. “Distributions” consist of distributions accrued and unpaid (if any) on the Securities from (and including) the distribution payment date in respect of such Securities immediately preceding the Settlement Date to (but excluding) the Settlement Date, calculated in accordance with the terms and conditions of the Securities, unless distributions on the Securities for that period are cancelled.
(3)	Subject to the right of the Offeror to increase or decrease the Maximum Offer Amount in its sole and absolute discretion.

Maximum Offer Amount

Banco Santander proposes to accept Securities for purchase up to the Maximum Offer Amount on the terms and subject to the conditions contained in the Offer to Purchase (although Banco Santander reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Offer Amount).

Acceptance of Securities and Pro-Ration

The acceptance of any Securities validly tendered is at the sole and absolute discretion of Banco Santander and Banco Santander reserves the absolute right not to accept any Securities validly tendered pursuant to the Offer.

If Banco Santander decides to accept Securities for purchase pursuant to the Offer and in the event that valid Tender Instructions are received in respect of an aggregate nominal amount of Securities which is greater than the Maximum Offer Amount, such Tender Instructions will be accepted on a pro rata basis such that the aggregate nominal amount of Securities accepted for purchase is no greater than the Maximum Offer Amount.

The Offeror reserves the right to reject or accept any Securities validly tendered pursuant to this Offer to Purchase in its sole and absolute discretion. However, it is the Offeror’s intention that if it accepts any Securities tendered pursuant to the Offer, it will accept all Securities which have been validly tendered up to the Maximum Offer Amount.

The Offeror reserves the right, in its sole and absolute discretion and for any reason, to increase or decrease the Maximum Offer Amount.

Tender Consideration

The Tender Consideration payable on the Settlement Date to a holder whose Securities are validly tendered and accepted for purchase by Banco Santander pursuant to the Offer will be an amount per $1,000 of nominal amount of such tendered securities in U.S. dollars equal to the product of (x) the Purchase Price and (y) the nominal amount of such Securities (provided that Securities may only be tendered in multiples of $200,000).

Distribution Payment

In addition to the Tender Consideration, holders whose Securities are validly tendered and accepted for purchase will receive the Distribution Payment (as defined in the Offer to Purchase), if any, in respect of such Securities, rounded, if necessary, to the nearest $0.01, with $0.005 being rounded upwards.

Offer Conditions

The consummation of the Offer is not conditioned upon any minimum amount of Securities being tendered and is not subject to a financing condition. However, the Offer is subject to, and conditioned upon, the satisfaction or waiver of certain general conditions described in the Offer to Purchase.

New Securities

The Offeror will use the proceeds from a concurrent offering of new AT1 securities (the “New Securities”) or available cash to pay the Tender Consideration, any Distribution Payment and other expenses associated with the Offer. The offering of the New Securities is subject to market conditions. The Offer is not conditioned on the issuance of the New Securities. The New Securities will be non-step up non-cumulative contingent convertible perpetual preferred Tier 1 securities issued by Banco Santander. Banco Santander intends that the New Securities qualify as Additional Tier 1 Capital of Banco Santander and its group pursuant to applicable banking regulations.

Withdrawal Rights

Validly tendered Securities may be withdrawn at any time prior to the Expiration Deadline.

Offer Period

The Offer commenced today and will expire at 5:00 p.m., New York City time, on June 9, 2026, unless extended, re-opened or earlier terminated as provided in the Offer to Purchase. Assuming that the conditions to the Offer are satisfied or waived, Banco Santander expects that the Settlement Date will be June 11, 2026.

The relevant deadline set by DTC or any intermediary for the submission of Tender Instructions may be earlier than the deadlines set out herein.

Indicative Timetable

The following table sets out the expected dates and times of the key events relating to the Offer. This is an indicative timetable and is subject to change.

EVENTS	DATES AND TIMES
Commencement of the Offer

Offer announced. Offer to Purchase made available to holders of Securities.	May 27, 2026

Withdrawal Deadline

The deadline for holders to validly withdraw tenders of Securities.	5:00 p.m., New York City time, on June 9, 2026

Expiration Deadline

The deadline for receipt of all Tender Instructions.	5:00 p.m., New York City time, on June 9, 2026

Announcement of Offer Results

Announcement of the aggregate principal amounts of the Securities which Banco Santander will be accepting for purchase and of the pro-ration factor (if any).	As soon as reasonably practicable on June 10, 2026

Settlement Date

Settlement Date of the Offer, including payment of the Tender Consideration and any Distribution Payment in respect of Securities validly tendered and accepted for purchase in the Offer.	Expected on June 11, 2026

The times and dates above are subject, where applicable, to the right of Banco Santander to extend, re-open, amend, limit, terminate or withdraw the Offer, subject to applicable law. Accordingly, the actual timetable may differ significantly from the expected timetable set out above.

Holders should confirm with any Custodian, bank, securities broker or other intermediary through which they hold Securities whether such intermediary needs to receive instructions from a holder before the deadlines specified in the Offer to Purchase in order for that holder to be able to participate in, or (in the circumstances in which withdrawal is permitted) withdraw their instruction to participate in, the Offer.

Further Information

Requests for copies of the Offer to Purchase and information in relation to the procedures for tendering should be directed to:

Tender Agent

D.F. King & Co., Inc.	Email: san@dfking.com

28 Liberty Street, 53rd Floor New York, New York 10005 United States	Banks and Brokers call: (646) 963-9141 All others call toll free: (866) 340-7108 Website: www.dfking.com/santander

Dealer Manager

Santander US Capital Markets LLC

437 Madison Avenue
New York, New York 10022
United States

Tel (U.S. Toll Free): +1 (855) 404-3636
Tel (collect): +1 (212) 350-0660
Attn: Liability Management Team
Email (Americas): AmericasLM@santander.us
Email (Europe): LiabilityManagement@gruposantander.com

Disclaimer

This announcement and the Offer to Purchase (including the documents incorporated by reference therein) contain important information which should be read carefully before any decision is made with respect to the Offer. If you are in any doubt as to the contents of this announcement or the Offer to Purchase or the action you should take, you are recommended to seek your own financial, legal, regulatory and tax advice, including as to any tax consequences, immediately from your stockbroker, bank manager, attorney, accountant or other independent financial, tax or legal adviser. Any individual or company whose Securities are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Offer. None of the Offeror, the Dealer Manager or the Tender Agent makes any recommendation as to whether holders should tender Securities pursuant to the Offer.

Additional Information in Respect of the Offer and Where to Find It

Banco Santander will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, accompanied by the Offer to Purchase and related documents relating to the Offer. Holders are advised to read carefully the tender offer statement, the Offer to Purchase and other documents which Banco Santander will file with the SEC, when they become available, as they will contain important information about the Offer and procedures for participating in the Offer. Copies of these documents will be available for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, copies of the Schedule TO and the documents filed with it may be obtained free of charge by contacting Investor Relations, Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain (telephone: (011) 34-91-259-6520).

Offer Restrictions

This announcement or the Offer to Purchase do not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution or communication of this announcement or the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this announcement or the Offer to Purchase comes are required by each of the Offeror, the Dealer Manager and the Tender Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this announcement, the Offer to Purchase and any other documents or materials relating to the Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

France

This announcement, the Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifies) as defined in Article 2(e) of the Prospectus Regulation. This announcement and Offer to Purchase have not been and will not be submitted for clearance to the Autorite des marches financiers.

Italy

None of the Offer, the Offer to Purchase, this announcement or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the CONSOB pursuant to Italian laws and regulations.

The Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

A holder located in the Republic of Italy can tender some or all of its Securities through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Offer.

Spain

None of the Offer, the Offer to Purchase, this announcement or any other documents or materials relating to the Offer constitutes an offer of securities or the solicitation of an offer of securities in Spain which require the approval and the publication of a prospectus under the Prospectus Regulation, Spanish Law 6/2023, of 17 March,

on the Securities Markets and the Investment Services (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), as amended from time to time, and its ancillary and related regulations. Accordingly, this Offer to Purchase has not been and will not be submitted for approval nor approved by the Spanish Securities Exchange Commission (Comisión Nacional del Mercado de Valores).

Canada

The Offer and any solicitation in respect thereof, are not being made, directly or indirectly, in Canada or to holders of the Securities who are resident and/or located in any province or territory of Canada. This announcement and Offer to Purchase have not been filed with any securities commission or similar regulatory authority in Canada in connection with the Offer, and the Securities have not been, and will not be, qualified for tender under the securities laws of Canada or any province or territory thereof and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this announcement or the Offer to Purchase, any other documents or materials relating to the Offer and any representation to the contrary is an offence. Accordingly, Canadian holders of the Securities are hereby notified that, to the extent such holders of Securities are persons or entities resident and/or located in Canada, the Offer is not available to them and they may not accept the Offer. As such, any tenders of Securities received from such persons or entities shall be ineffective and void. Copies of this announcement or the Offer to Purchase or of any other document relating to the Offer may not be distributed or made available in Canada. This announcement, the Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in Canada and this announcement or the Offer to Purchase do not constitute an offer or an invitation to participate in the Offer to any person resident in Canada.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer or registered dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer or registered dealer in that jurisdiction, the Offer shall be deemed to be made on behalf of the Offeror by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The Offeror and its affiliates expressly reserve the right at any time or from time to time following completion or termination of the Offer (subject to Rule 13e-4(f) under the Exchange Act which prohibits us and our affiliates from purchasing any Securities other than in the Offer until at least ten business days after the Expiration Date), to purchase or exchange or offer to purchase or exchange Securities or to issue an invitation to submit offers to sell Securities (including, without limitation, those tendered pursuant to the Offer but not accepted for purchase) through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, in each case on terms that may be more or less favorable than those contemplated by the Offer.

Forward-Looking Statements

This announcement contains certain forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of 1934, as amended, and section 27A of the US Securities Act of 1933, as amended, with respect to Banco Santander, S.A. together with its subsidiaries (the “Group”) and its current goals and expectations. Statements that are not historical or current facts, including statements about the Group’s or its directors’ and/or management’s beliefs and expectations, are forward looking statements. Words such as, without limitation, ‘believes’, ‘achieves’, ‘anticipates’, ‘estimates’, ‘expects’, ‘targets’, ‘should’, ‘intends’, ‘aims’, ‘projects’, ‘plans’, ‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘may’, ‘seek’, ‘estimate’, ‘probability’, ‘goal’, ‘objective’, ‘deliver’, ‘endeavour’, ‘prospects’, ‘optimistic’ and similar expressions or variations on these expressions are intended to identify forward looking statements. These statements concern or may affect future matters, including but not limited to matters, influences and factors which are beyond the Group’s control. Please refer to the latest Annual Report on Form 20-F filed by Banco Santander, S.A. with the US Securities and Exchange Commission (the SEC), which is available on the SEC’s website at www.sec.gov, for a discussion of certain factors and risks. Banco Santander, S.A. may also make or disclose written and/or oral forward-looking statements in other written materials and in oral statements made by the directors, officers or employees of Banco Santander, S.A. to third parties, including financial analysts.

Except as required by any applicable law or regulation, the forward-looking statements contained in this document are made as of today’s date, and the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained in this document whether as a result of new information, future events or otherwise. The information, statements and opinions contained in this document do not constitute a public offer under any applicable law or an offer to sell any securities or financial instruments or any advice or recommendation with respect to such securities or financial instruments.